Exhibit 10.1

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated this 29th day of August 2016, is by and among Anchor Bancorp, a Washington corporation (the “Company”), and its wholly owned subsidiary, Anchor Bank, a Washington State chartered savings bank (the “Bank,” and collectively with the Company, “Anchor”), Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., each a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, and Joseph Stilwell, an individual (collectively, “The Stilwell Group,” and each individually, a “Stilwell Group Member”).

RECITAL

WHEREAS, Anchor and The Stilwell Group have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recital and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.           Representations and Warranties of The Stilwell Group Members. Each Stilwell Group Member represents and warrants to Anchor as follows:

(a)           Each Stilwell Group Member has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it is the beneficial owner, and neither The Stilwell Group nor any Stilwell Group Member nor any of their affiliates has (i) a right to acquire any beneficial ownership interest in any capital stock of the Company (other than cross-trades in the open market or transfers between affiliated funds managed by Stilwell Value LLC that do not change the overall percentage of The Stilwell Group’s total ownership), or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)           The Stilwell Group and the Stilwell Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by The Stilwell Group and Stilwell Group Members has been duly authorized by The Stilwell Group and the Stilwell Group Members.  This Agreement constitutes a valid and binding obligation of The Stilwell Group and the Stilwell Group Members, and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which The Stilwell Group or any Stilwell Group Member is a party;

(c)           There are no other persons who, by reason of their personal, business, professional or other arrangement with The Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action, directly or indirectly, on behalf of or in lieu of The Stilwell Group or any Stilwell Group Member that would be prohibited by this Agreement; and

(d)           There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between The Stilwell Group or any Stilwell Group Member and Anchor or between The Stilwell Group or any Stilwell Group Member and Gordon Stephenson (“Stephenson”) other than as set forth in this Agreement.

2.           Representations and Warranties of the Company and the Bank.  The Company and the Bank each hereby represent and warrant to The Stilwell Group as follows:

(a)           The Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Boards of Directors of the Company and the Bank.  This Agreement constitutes a valid and binding obligation of the Company and the Bank, respectively, and the performance of its terms will not constitute a violation of their respective articles of incorporation, charter or bylaws, or any agreement or instrument to which the Company or the Bank is a party; and

(b)           There are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between The Stilwell Group or any Stilwell Group Member and Anchor or between Stephenson and Anchor other than as set forth in this Agreement.

3.           Covenants.

(a)           During the term of this Agreement, Anchor covenants and agrees as follows:

    (i)            Upon execution of this Agreement, the Company will appoint Stephenson to serve on the Boards of Directors of the Company and the Bank in the class with a term expiring at the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) and further shall take all necessary and appropriate action to appoint Stephenson to the Strategic Planning Committee of the Board of Directors of the Company as promptly as possible;

(ii)           The Company shall also nominate Stephenson to the Boards of Directors of the Company and the Bank at the 2016 Annual Meeting and will recommend, support and solicit proxies for the election of Stephenson to the Boards of Directors of the Company and the Bank at the 2016 Annual Meeting in the same manner as for the Company’s other nominees; and

(iii)           Upon Stephenson’s appointment and qualification to the Company’s and the Bank’s Boards of Directors, Stephenson shall be treated on an equally consistent basis, prospectively, with other non-officer members of the Company’s and the Bank’s Boards of Directors with respect to compensation and benefits, including with respect to grants of shares and options to purchase shares.

(b)           During the term of this Agreement, so long as the requirements of Section 3(a) of this Agreement have been satisfied by Anchor with respect to Stephenson, The Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i)           without the Company’s prior written consent, own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares (i.e., in excess of the aggregate number of shares held by The Stilwell Group as of the date hereof) of Company Common Stock, or any securities convertible into Company Common Stock, EXCEPT for additional shares acquired by way of (A) stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally, or (B) inter-company or inter-fund transfers between members of The Stilwell Group and/or its affiliates;

(ii)           without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in The Stilwell Group’s shares of Company Common Stock to any person The Stilwell Group knows, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)           (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any other type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as  a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company; provided, however, that this Section 3(b)(iii) shall not prohibit The Stilwell Group from engaging in discussions with the Company or receiving information from the Company pursuant to the Non-Disclosure Agreement (as defined below);

(iv)           publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)           initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any Company Transaction Proposal;

(vi)           solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii)           form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock (other than The Stilwell Group);

(viii)  initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of

Sections 3(a)(i) and (ii), providing for the possible election of Stephenson) seek removal of any member of the Company’s or the Bank’s Boards of Directors;

(ix)           (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)           vote for any nominee or nominees for election to the Board of Directors of the Company other than those persons nominated or supported by the Company’s Board of Directors;

(xi)           except in connection with the enforcement or litigation of this Agreement or exercising statutory dissenters, appraisal or similar rights under Washington law, initiate or participate, by encouragement, or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law; or

(xii)           advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c)           During the term of this Agreement, each Stilwell Group Member agrees not to disparage the Company, the Bank or any of their directors, officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage The Stilwell Group or any Stilwell Group Member in any public or quasi-public forum.

(d)           Upon the execution of this Agreement, the Company and The Stilwell Group will enter into a Non-Disclosure Agreement (the “Non-Disclosure Agreement”), substantially in the form attached as Exhibit B hereto, which shall remain in force through the term of this Agreement.

(e)           If the Company announces a merger, sale or the substantial disposition of its assets to a third-party, The Stilwell Group and each Stilwell Group Member shall be entitled to sell their shares.

4.           Notice of Breach and Remedies.

(a)          The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

(b)         The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Anchor unless and until Anchor is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If Anchor seeks relief in court, The Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by The Stillwell Group and/or any Stilwell Group Member or any assertion by The Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause Anchor irreparable harm, that Anchor shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that The Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause Anchor irreparable harm.  If, after such thirty (30) business day period, Anchor has not either reasonably cured such material breach or obtained relief in court, The Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to Anchor.

(c)         Anchor expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by The Stilwell Group or any Stilwell Group Member unless and until The Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If The Stilwell Group or any Stilwell Group Member seeks relief in court, Anchor irrevocably stipulates that any failure to perform by Anchor or any assertion by Anchor that it is excused from performing its obligations under this Agreement would cause The Stilwell Group and each Stilwell Group Member irreparable harm, that The Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Anchor shall not deny or contest that such circumstances would cause The Stilwell Group and each Stilwell Group Member irreparable harm.  If, after such thirty (30)

business day period, The Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, Anchor may terminate this Agreement by delivery of written notice to The Stilwell Group and each Stilwell Group Member.

5.           Term.  This Agreement shall be effective upon the execution of the Agreement and will remain in effect until the earlier of (x) March 1, 2017 or (y) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2017 Annual Meeting of Shareholders pursuant to the Company’s Bylaws.

6.           Publicity.  Any press release or publicity with respect to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld, provided that the parties shall be entitled to make such filings as each deems necessary to comply with securities laws.

7.           Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Stilwell Group:	Megan Parisi
c/o The Stilwell Group
111 Broadway, 12th Floor New York, New York 10006 Facsimile: 212-269-2675

With a copy to:	E. J. Borrack, Esq.
c/o The Stilwell Group
111 Broadway, 12th Floor New York, New York 10006 Facsimile: 212-269-2675

Anchor:	Jerald Shaw
President and Chief Executive Officer
601 Woodland Square Loop SE Lacey, WA 98503 Facsimile: 360-252-7149

With a copy to:	John F. Breyer, Jr., Esq.
Breyer & Associates, PC 8180 Greensboro Drive Suite 785 McLean, VA 22102 Facsimile: 703-883-2511

8.             Governing Law and Choice of Forum.  Unless applicable federal law or regulation is deemed controlling, Washington law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed in a state or federal court, as appropriate, sitting in the State of Washington.

9.             Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties.  Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement.  Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of The Stilwell Group or any other Stilwell Group Member but only if the transferee agrees to be bound by the terms of this Agreement (any such transferee shall be included in the terms “The Stilwell Group” and “Stilwell Group Member”).

11.           Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.           Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

13.           Definitions.  As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)           The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law, or otherwise.

(b)           The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)           The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)           The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)           The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank as of the date of this Agreement, including for the avoidance of doubt Stephenson, cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)           The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)           The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)           The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, entity, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)           The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by The Stilwell Group or a Stilwell Group Member.

(j)           The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a shareholder on any matter.

14.           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.           Duty to Execute.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.           Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to mutual written agreement of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned and is effective as of the day and year first above written.

STILWELL ACTIVIST FUND, L.P.	JOSEPH STILWELL
By: Stilwell Value LLC General Partner

By: /s/Megan Parisi	/s/Joseph Stilwell
Megan Parisi	Joseph Stilwell
Member

STILWELL ACTIVIST INVESTMENTS, L.P.	ANCHOR BANCORP
By: Stilwell Value LLC General Partner

By: /s/Megan Parisi	By: /s/Jerald Shaw
Megan Parisi	Jerald Shaw
Member	President & CEO

STILWELL PARTNERS, L.P.	ANCHOR BANK
By: Stilwell Value LLC General Partner

By: /s/Megan Parisi	By: /s/Jerald Shaw
Megan Parisi	Jerald Shaw
Member	President & CEO

STILWELL VALUE LLC

By: /s/Megan Parisi
Megan Parisi
Member

EXHIBIT A

The Stilwell Group currently holds 236,466 shares of Company Common Stock.

EXHIBIT B
NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”), is made and entered into as of the date on which it is fully executed, as indicated by signatures below, by and among Anchor Bancorp (the “Company”) and The Stilwell Group (composed of Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, and Joseph Stilwell, an individual, and their employees and representatives).

WHEREAS, the Company and The Stilwell Group have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1. In connection with that certain Standstill Agreement, dated August 29, 2016, by and among the Company and The Stilwell Group, the Company intends to share information concerning the Company and its subsidiaries with The Stilwell Group, including, without limitation, information regarding the Company’s and its subsidiaries’ businesses, operations and strategic options, which may include confidential or proprietary information (collectively the “Confidential Information”) and such Confidential Information may be shared among The Stilwell Group’s affiliates, directors, officers, employees, representatives, and agents (collectively, the “Representatives”) who have a need to know such information and are informed by The Stilwell Group of the confidential nature of such information. The term “Confidential Information” does not include information that (a) is or becomes available to The Stilwell Group or its Representatives on a non-confidential basis from a source other than the Company; provided that such source is not known by The Stilwell Group or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by The Stilwell Group or its Representatives in violation of this Agreement, (c) was in The Stilwell Group’s or its Representatives’ possession at the time of disclosure by the Company, or (d) has been or is independently developed by The Stilwell Group or its Representatives without the use of the Confidential Information.  The Stilwell Group expressly agrees to maintain all Confidential Information concerning the Company and its subsidiaries in confidence.

2. The Stilwell Group expressly acknowledges that it and its Representatives are aware that the Confidential Information may contain material, non-public information about the Company, and that federal and state securities laws may prohibit a person from purchasing or selling securities of a company, or from communicating such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities, while the first-mentioned person is in possession of material nonpublic information about such company. The Stilwell Group expressly acknowledges that it shall not, and shall use its commercially reasonable efforts to ensure that its Representatives, do not, trade or engage in any derivative or other transaction, on the basis of material, non-public information in violation of such laws. To the extent any nonpublic information concerning the Company and its subsidiaries received by The Stilwell Group is material, this Agreement is intended to satisfy the confidentiality agreement exclusion of Regulation FD of the U.S. Securities and Exchange Commission (the “SEC”) set forth in Rule 100(b)(2)(ii) of Regulation FD of the SEC.

3. Notwithstanding anything herein to the contrary, in the event that The Stilwell Group or its Representatives are required by applicable law, regulation or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, The Stilwell Group will promptly notify (except where such notice would be legally prohibited) the Company so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, The Stilwell Group will provide such cooperation as the Company shall reasonably request), at its sole cost and expense.  Nothing herein shall be deemed to prevent The Stilwell Group or its Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Confidential Information if (a) after notifying and cooperating with the Company as required above, The Stilwell Group produces or discloses only that portion of the Confidential Information which its outside legal counsel advises The Stilwell Group is legally required to be so produced or disclosed and The Stilwell Group informs the recipient of such Confidential Information  of the existence of this Agreement and the confidential nature of such Confidential Information; or (b) the Company consents in writing to having the Confidential Information  produced or disclosed pursuant to the subpoena, legal process or other legal requirement.

4. The Stilwell Group represents and warrants to the Company that this Agreement has been duly and validly authorized, executed and delivered by The Stilwell Group, and is a valid and binding agreement enforceable against The Stilwell Group in accordance with its terms.

5. The Company represents and warrants to The Stilwell Group that this Agreement has been duly and validly authorized, executed and delivered by the Company, and is a valid and binding agreement enforceable against the Company in accordance with its terms.

6. The Stilwell Group acknowledges that with regard to its obligations to maintain the confidentiality of nonpublic information of the Company and its subsidiaries, monetary damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in addition to all other remedies, the Company may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach, and agrees that in conjunction therewith the Company shall not be required to post any bond.

7. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to choice of law principles that may otherwise compel the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Washington to resolve any dispute arising from this Agreement and waives any defense of inconvenient or improper forum.

9. The terms and provisions of this Agreement shall be deemed severable and, in the event any term or provision hereof or portion thereof is deemed or held to be invalid, illegal or unenforceable, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties, and, in any event, the remaining terms and provisions of this Agreement shall nevertheless continue and be deemed to be in full force and effect and binding upon the parties.

10. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

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11. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

12. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the undersigned as of as of the day and year indicated below.

THE STILWELL GROUP

By: ________________________________
Joseph Stilwell
Dated: August ___, 2016

ANCHOR BANCORP

By: ________________________________
Jerald Shaw President & CEO

Dated: August ___, 2016

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